As filed with the Securities and Exchange Commission on December 21, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Team Health Holdings, Inc.

(Exact name of Company as specified in its charter)

Delaware	36-4276525
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1900 Winston Road

Suite 300

Knoxville, Tennessee 37919

Telephone: (865) 693-1000

(Address including zip code, and telephone number, including area code, of principal executive offices)

TEAM HEALTH HOLDINGS, INC. 2009 STOCK INCENTIVE PLAN

(Full titles of the plans)

c/o David Jones

Chief Financial Officer

Team Health Holdings, Inc.

1900 Winston Road, Suite 300

Knoxville Tennessee 37919

(Name and address of agent for service)

(865) 693-1000

(Telephone number, including area code, of agent for service)

With copies to:

Edward P. Tolley III, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	15,100,000 shares	$12.00	$181,200,000	$12,920

(1)	Covers 15,100,000 shares of common stock issuable under the Team Health Holdings, Inc. 2009 Stock Incentive Plan (the “2009 Stock Plan”), as well as an indeterminable number of shares of common stock issuable under the 2009 Stock Plan, as these amounts may be adjusted as a result of stock splits, stock dividends and antidilution provisions.
(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the price per share of common stock in the Registrant’s initial public offering pursuant to its Registration Statement on Form S-1 (File No. 333-162347) filed with the Securities and Exchange Commission relating to the initial public offering, equal to $12.00.

EX-5.1: OPINION OF HEIDI ALLEN, ESQ.

EX-23.1: CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Team Health Holdings, Inc. 2009 Stock Incentive Plan (the “2009 Stock Plan”) covered by this Registration Statement as required by
Rule 428(b)(1). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Team Health Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement:

1.	The Company’s Prospectus dated December 15, 2009 filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) (Registration No. 333-162347) on December 16, 2009;

2.	The description of the Company’s common stock contained in its Registration Statement on Form 8-A filed on December 14, 2009 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including any amendment or report updating such description; and

3.	The Company’s Current Report on Form 8-K filed on December 18, 2009.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Heidi Allen, Esq., whose legal opinion with respect to the securities registered hereunder is filed as Exhibit 5.1 hereto, is an employee of the Company and participates in the 2009 Stock Plan established by the Company.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the DGCL, as amended, allows a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit. Our certificate of incorporation and our by-laws provide for such limitations.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies if such person acted in good faith and in a manner he reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the Delaware Court of Chancery or the court in which such action was brought believes that in light of all the circumstances indemnification should apply. Our certificate of incorporation and our by-laws provide for such limitations.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We currently maintain liability insurance for our directors and officers. Such insurance is available to our directors and officers in accordance with its terms. We will enter into indemnification agreements with each of our directors and officers providing for additional indemnification protection beyond that provided by the directors and officers liability insurance policy. In the indemnification agreements, we will agree subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the provisions of the certificate of incorporation, the DGCL, or by any amendment(s) thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on this 21st day of December 2009.

TEAM HEALTH HOLDINGS, INC.

By	/S/ DAVID P. JONES
David P. Jones Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the dates indicated by the following persons in the capacities indicated:

Signature	Title	Date

/S/ GREG ROTH	President, Chief Executive Officer and Director	December 21, 2009
Greg Roth	(Principal Executive Officer)

/S/ DAVID P. JONES	Chief Financial Officer	December 21, 2009
David P. Jones	(Principal Financial Officer and Principal Accounting Officer)

/S/ H. LYNN MASSINGALE	Executive Chairman and Director	December 21, 2009
H. Lynn Massingale, M.D.

/S/ NEIL P. SIMPKINS	Director	December 21, 2009
Neil P. Simpkins

/S/ MICHAEL A. DAL BELLO	Director	December 21, 2009
Michael A. Dal Bello

/S/ EARL P. HOLLAND	Director	December 21, 2009
Earl P. Holland

/S/ GLENN A. DAVENPORT	Director	December 21, 2009
Glenn A. Davenport

/S/ ALAN MUNEY	Director	December 21, 2009
Alan Muney, M.D.

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of Team Health Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001- 34583)).

4.2	By-laws of Team Health Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-34583)).

10.1	Team Health Holdings, Inc. 2009 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.12 of the Registration Statement on Form S-1 (File No. 333-162347) filed by Team Health Holdings, L.L.C.).

5.1	Opinion of Heidi Allen, Esq., Senior Vice President and General Counsel of the Company.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Heidi Allen, Esq. (filed as part of Exhibit 5.1).